Exhibit 99.1

Insmed Provides Clinical Update on Phase 2b CEDAR Study

—Study Did Not Meet Primary or Secondary Efficacy Endpoints; Insmed Will Discontinue HS Program—

—Safety Was Consistent with Previous Studies and No New Safety Signals Were Identified for Either Dose of Brensocatib—

BRIDGEWATER, N.J., Apr. 7, 2026 -- Insmed Incorporated (Nasdaq: INSM), a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases, today announced that the Phase 2b CEDAR study, which evaluated brensocatib in adult patients with moderate to severe hidradenitis suppurativa (HS), did not meet its primary or secondary efficacy endpoints in either the 10 mg or 40 mg treatment arms. Brensocatib was well tolerated, with no new safety signals identified, including in the 40 mg arm, which is the highest dose Insmed has studied to date. Insmed will discontinue its development program of brensocatib in HS and intends to present these data at a future congress.

“The CEDAR study was designed as a proof-of-concept study to determine whether brensocatib could provide benefit for patients with HS—a disease where the lack of established animal models makes clinical development particularly challenging,” said Martina Flammer, M.D., MBA, Chief Medical Officer of Insmed. “While we are disappointed in the results, we hope that insights gained from this study will contribute to the broader scientific understanding of HS. We are grateful to the patients and investigators who participated in this study.”

At Week 16, study participants experienced a 45.5% and 40.3% reduction from baseline in total abscess and inflammatory nodule (AN) count in the brensocatib 10 mg and 40 mg arms, respectively compared to a 57.1% reduction in the placebo arm. Treatment-emergent adverse event (TEAE) percentages during the 16-week placebo-controlled treatment period were:

	Brensocatib 10 mg Once Daily (N=74)	Brensocatib 40 mg Once Daily (N=70)	Placebo (N=70)
Any TEAE, n (%)	41 (55.4)	30 (42.9)	32 (45.7)
Severe TEAE, n (%)	1 (1.4)	0	0
Serious TEAE, n (%)	3 (4.1)	1 (1.4)	1 (1.4)

About the Phase 2b CEDAR Study
CEDAR was a randomized, double-blind, placebo-controlled, Phase 2b study to evaluate the efficacy and safety of brensocatib in adults with moderate to severe hidradenitis suppurativa. The study enrolled 214 patients at 72 sites globally. In the study, participants were randomized 1:1:1 to receive brensocatib 10 mg, brensocatib 40 mg, or placebo, once daily for 16 weeks. After the first 16 weeks, participants either continued the same randomized dose of brensocatib, or if on placebo, were randomized to receive brensocatib 10 mg or 40 mg. The primary endpoint was percent change from baseline in total abscess and inflammatory nodule (AN) count at Week 16.

About Insmed
Insmed Incorporated is a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases. The Company is advancing a diverse portfolio of approved and mid- to late-stage investigational medicines as well as cutting-edge drug discovery focused on serving patient communities where the need is greatest. Insmed's most advanced programs are in pulmonary and inﬂammatory conditions, including two approved therapies to treat chronic, debilitating lung diseases. The Company's early-stage programs encompass a wide range of technologies and modalities, including gene therapy, AI-driven protein engineering, protein manufacturing, RNA end-joining, and synthetic rescue.

Headquartered in Bridgewater, New Jersey, Insmed has offices and research locations throughout the United States, Europe, and Japan. Insmed is proud to be recognized as one of the best employers in the biopharmaceutical industry, including spending five consecutive years as the No. 1 Science Top Employer. Visit www.insmed.com to learn more or follow us on LinkedIn, Instagram, YouTube, and X.

Forward-looking Statements
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The Company may not actually achieve the results, plans, intentions or expectations indicated by the Company's forward-looking statements because, by their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. For additional information about the risks and uncertainties that may affect the Company's business, please see the factors discussed in Item 1A, "Risk Factors," in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Company filings with the Securities and Exchange Commission (SEC).

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Contact:

Investors:

Bryan Dunn
Vice President, Investor Relations
(646) 812-4030
investor.relations@insmed.com

Media:

Claire Mulhearn
Vice President, Corporate Communications
(862) 842-6819
media@insmed.com